Exhibit 99.1

News from

FOR IMMEDIATE RELEASE

Contacts: Kris Matula, Executive Vice President
and Chief Financial Officer
901-320-8588
Chad Foreman
Investor Relations Manager
901-320-8828
Website: www.bkitech.com

BUCKEYE CEO DAVID FERRARO ANNOUNCES RETIREMENT;
JOHN CROWE ELECTED CHAIRMAN AND CEO, KRISTOPHER MATULA
PRESIDENT AND COO

MEMPHIS, TN, June 1, 2006 - Buckeye Technologies Inc. (NYSE:BKI) today announced that David B. Ferraro, Chairman and Chief Executive Officer, will retire in September 2006.

In anticipation of Mr. Ferraro’s retirement, the Board has elected John B. Crowe, currently Buckeye President and Chief Operating Officer, to the office of Chairman and Chief Executive Officer succeeding Mr. Ferraro. Other key management changes being made in accordance with the Company’s succession plan include:

Kristopher J. Matula, currently Executive Vice President and Chief Financial Officer, will succeed Mr. Crowe as President and Chief Operating Officer.

Steven G. Dean, currently Vice President and Controller, will succeed Mr. Matula as Chief Financial Officer.

The other members of Buckeye’s Executive Team will continue in their current roles.

Mr. Ferraro stated, “I feel very comfortable in retiring now because we have a strong leader with wide industry experience ready to succeed me. John Crowe has served as our President for the last three years. In addition to his Buckeye experience, he has held senior positions with Weyerhaeuser and Parsons & Whittemore. He is an outstanding executive.

Kris Matula is also an exceptional executive who is familiar with all aspects of Buckeye’s business. He is uniquely qualified to complete the implementation of the strategic initiatives now underway.

Our new Chief Financial Officer, Steve Dean, and the remainder of Buckeye’s excellent Management Team will assist John and Kris in taking the steps necessary to ensure the Company’s future success.”

Mr. Crowe commented, “Buckeye’s Board of Directors has expressed its sincere appreciation for Mr. Ferraro’s leadership during a period of restructuring and reorganization that has positioned Buckeye for growth. Mr. Ferraro has developed a strong organization with a Leadership Team that will move the business forward.”

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.